TECHNICAL SERVICES AGREEMENT

This Technical Services Agreement (this “Agreement”) is entered into as of this 27 March, 2012 by and between Flying Cloud Information Technology Co. Ltd. (云扬信息技术有限公司), a limited liability company organized under the laws of the PRC (“Flying Cloud”) and Jurun Information Technology (Shanghai) Co. Ltd. (聚润信息技术(上海)有限公司), a limited liability company organized under the laws of the PRC (“Jurun”). Flying Cloud and Jurun are referred to collectively in this Agreement as the “Parties” and each of them is referred to as a “Party”.

RECITALS

WHEREAS, Flying Cloud is the developer of an online game known as “Serica”;

WHEREAS, Jurun is a domestically held software development company with limited liability duly incorporated in Shanghai, China, and holds the copyright of Serica for the PRC in-trust for Flying Cloud;

WHEREAS, Jurun desires to retain Flying Cloud to render technical services for Jurun upon the terms and subject to the conditions set forth in this Agreement, and Flying Cloud desires to be retained by Jurun upon such terms and subject to such conditions.

NOW THEREFORE, in consideration of the premises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.

Definitions

1.1

In this Agreement the following terms shall have the following meanings:

1.1.1.

“Affiliate,” with respect to any Person, shall mean any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether ownership of securities or partnership or other ownership interests, by contract or otherwise).

1.1.2

“Services Fee” shall be as defined in Clause 3.1.

1.1.3

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the amount of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all contingent obligations (including, without limitation, all guarantees to third parties) of such Person.

1.1.4

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including. without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

Flying Cloud Information Technology Co. Ltd.  and

Jurun Information Technology (Shanghai) Co. Ltd.

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1.1.5

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization, entity or other organization or any government body.

1.1.6

“PRC” means the People’s Republic of China.

1.1.7

“RMB” means the lawful currency of PRC.

1.1.7

“Serica” means the online browser-based game in the genre know as an action role-playing game which has the Chinese title “仙界传说” and the English title “Serica”.

1.1.8

“Services” means the services to be provided under the Agreement by Flying Cloud to Company, as more specifically described in Clause 2; in this Agreement a reference to a Clause, unless the context otherwise requires, is a reference to a clause of this Agreement.

1.2

The headings in this Agreement shall not affect the interpretation of this Agreement.

2.

Retention and Scope of Service.

2.1

Jurun hereby agrees to retain the services of Flying Cloud, and Flying Cloud accepts such appointment, to provide to Jurun services in relation to the current and proposed operations of the online game Serica in the PRC upon the terms and conditions of this Agreement. The services subject to this Agreement shall include, without limitation:

(a)

Technical Services relating to “Serica”. Advice, assistance and technical support relating to development of technology and provision of management services, particularly as related to online game Serica.

 (b)

Such other advice and assistance as may be agreed upon by the Parties.

2.2

Exclusive Services Provider. During the term of this Agreement, Flying Cloud shall be the exclusive provider of the Services. Jurun shall not seek or accept similar services from other providers unless the prior written approval is obtained from Flying Cloud.

2.3

Intellectual Properties Related to the Services. Flying Cloud shall, wherever possible, own all intellectual property rights developed or discovered through research and development, in the course of providing Services, or derived from the provision of the Services. Such intellectual property rights shall include patents, trademarks, trade names, copyrights, patent application rights, copyright and trademark application rights, research and technical documents and materials, and other related intellectual property rights including the right to license or transfer such intellectual properties. If Jurun must utilize any intellectual property, Flying Cloud agrees to grant an appropriate license to Jurun on terms and conditions to be set forth in a separate agreement.

3.

Payment.

3.1

General.

(a)

In consideration of the Services provided by Flying Cloud hereunder, Jurun shall pay to Flying Cloud an upfront licensing fee of RMB 1 million (1,000,000), payable in the following installments: 1) Thirty percent (30%) within 7 days of the first closed-beta testing of Serica; 2) Fifty percent (50%) within 7 days of the second closed-beta testing of Serica; and 3) Twenty percent (20%) within 7 days of the first open-beta testing of Serica (the “Upfront Fee”).

Flying Cloud Information Technology Co. Ltd.  and

Jurun Information Technology (Shanghai) Co. Ltd.

March 2012

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(b)

In further consideration of the Services provided by Flying Cloud hereunder, Jurun shall pay to Flying Cloud during the term of this Agreement a technical services fee (the “Services Fee”), payable in RMB each month, equal to all of its revenue for such month derived from the licensing or otherwise sale of Serica, based on the monthly financial statements provided under Clause 4.1 below. Such monthly payment shall be made within 15 days after receipt by Flying Cloud of the financial statements referenced above.

(c)

Jurun will permit, from time to time during regular business hours as reasonably requested by Flying Cloud, or its agents or representatives (including independent public accountants, which may be Company’s independent public accountants), (i) to conduct periodic audits of books and records of Company, (ii) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Jurun (iii) to visit the offices and properties of Jurun for the purpose of examining such materials described in clause (ii) above, and (iv) to discuss matters relating to the performance by Jurun hereunder with any of the officers or employees of Jurun having knowledge of such matters. Flying Cloud may exercise the audit rights provided in the preceding sentence at any time, provided that Flying Cloud provides ten days written notice to Jurun specifying the scope, purpose and duration of such audit. All such audits shall be conducted in such a manner as not to interfere with Company’s normal operations.

3.2

Jurun shall not be entitled to set off any amount it may claim owed to it by Flying Cloud against any Services Fee payable by Jurun to Flying Cloud unless Jurun first obtains Flying Cloud’s written consent.

3.3

The Services Fee shall be paid in RMB by wire transfer to a bank account or accounts specified by Flying Cloud, as may be specified in writing from time to time.

3.4

Should Jurun fail to pay all or any part of the Upfront Fee or the Services Fee due to Flying Cloud in RMB under this Clause 3 within the time limits stipulated, Jurun shall pay to Flying Cloud interest in RMB on the amount overdue based on the three (3) month lending rate for RMB announced by the Bank of China on the relevant due date.

3.5

All payments to be made by Jurun hereunder shall be made free and clear of and without deduction for or on account of tax, unless Jurun is required to make such payment subject to the deduction or withholding of tax.

4.

Undertakings of Company.

4.1

Jurun hereby agrees that, during the term of the Agreement, Jurun will furnish to Flying Cloud:

(a)

Within five (5) days of the end of each calendar month, the preliminary income statements and balance sheets of Jurun made up to and as at the end of such calendar month, in each case prepared in accordance with the PRC generally accepted accounting principles, consistently applied.

 (b)

Within ten (10) days after the end of each calendar month, a final report from Jurun on the financial position and results of operations and affairs of Jurun made up to and as at the end of such calendar month and for the elapsed portion of the relevant financial year, setting forth in each case in comparative form figures for the corresponding period in the preceding financial year, in each case prepared in accordance with the PRC generally accepted accounting principles, consistently applied.

Flying Cloud Information Technology Co. Ltd.  and

Jurun Information Technology (Shanghai) Co. Ltd.

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(c)

As soon as available and in any event within forty-five (45) days after each Quarterly Date (as defined below), unaudited consolidated and consolidating statements of income, retained earnings and changes in financial position of the Jurun and its subsidiaries, if any, for such quarterly period and for the period from the beginning of the relevant fiscal year to such Quarterly Date and the related consolidated and consolidating balance sheets as at the end of such quarterly period, setting forth in each case actual versus budgeted comparisons and in comparative form the corresponding consolidated and consolidating figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the chief financial officer of the Company, which certificate shall state that said financial statements fairly present the consolidated and consolidating financial condition and results of operations, as the case may be, of the Jurun and its subsidiaries, if any, in accordance with PRC general accepted accounting principles applied on a consistent basis as at the end of, and for, such period (subject to normal year-end audit adjustments and the preparation of notes for the audited financial statements).

(d)

Within six (6) months of the end of the financial year, the annual audited accounts of Jurun to which they relate (setting forth in each case in comparative form the corresponding figures for the preceding financial year), in each case prepared in accordance with, among others, the PRC generally accepted accounting principles, consistently applied.

(e)

At least 90 days before the first day of each financial year of Company, a budget in form satisfactory to Flying Cloud (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by Jurun for each of the four financial quarters of such financial year accompanied by the statement of the chief financial officer of Jurun to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

(f)

Promptly, and in any event within one (1) business day after an officer of Jurun obtains knowledge thereof, notice of (i) any litigation or governmental proceeding pending against Jurun which could materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Jurun and (ii) any other event which is likely to materially adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Company.

(g)

From time to time, such other information or documents (financial or otherwise) as Flying Cloud may reasonably request. For purposes of this Agreement, a “Quarterly Date” shall mean the last day of March, June, September and December in each year, the first of which shall be the first such day following the date of this Agreement; provided that if any such day is not a business day in the PRC, then such Quarterly Date shall be the next succeeding business day in the PRC.

4.2

Books, Records and Inspection. Jurun will keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles in the PRC and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Jurun will permit officers and designated representatives of Flying Cloud to visit and inspect, under guidance of officers of Company, any of the properties of Company, and to examine the books of record and account of Jurun and discuss the affairs, finances and accounts of Jurun with, and be advised as to the same by, its and their officers, all at such reasonable times and intervals and to such reasonable extent as Flying Cloud may request.

Flying Cloud Information Technology Co. Ltd.  and

Jurun Information Technology (Shanghai) Co. Ltd.

March 2012

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4.3

Compliance with Statutes, etc. Jurun will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, in respect of the conduct of its business and the ownership of its property, including without limitation maintenance of valid and proper government approvals and licenses necessary to provide the services, except that such non-compliances could not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of Company.

5.

Negative Covenants.

Jurun covenants and agrees that, during the term of this Agreement, without the prior written consent of Flying Cloud:

5.1

Equity. Jurun will not issue, purchase or redeem any equity or debt securities of Company.

5.2

Liens. Jurun will not create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Jurun related to Serica or that would affect in any way its ability to hold the copyright of Serica free and clear of any lien or other encumbrance, whether now owned or hereafter acquired, provided that the provisions of this Clause 6.1 shall not prevent the creation, incurrence, assumption or existence of:

(a)

Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established; and

(b)

Liens in respect of property or assets of Jurun imposed by law, which were incurred in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Jurun or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property of assets subject to any such Lien.

5.3

Consolidation, Merger, Sale of Assets, etc. Jurun will not wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, in any way that may affect its ability to perform under this Agreement or its holding of the copyright of Serica.

5.4

Leases. Jurun will not permit the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) by Jurun under agreements to rent or lease any real or personal property to exceed US$ 100,000 in any fiscal year of Company.

5.5

Indebtedness. Jurun will not Contract, create, incur, assume or suffer to exist any indebtedness, except accrued expenses and current trade accounts payable incurred in the ordinary course of business, and obligations under trade letters of credit incurred by Jurun in the ordinary course of business, which are to be repaid in full not more than one (1) year after the date on which such indebtedness is originally incurred to finance the purchase of goods by Company.

5.6

Advances, Investment and Loans. Jurun will not lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that Parry A may acquire and

Flying Cloud Information Technology Co. Ltd.  and

Jurun Information Technology (Shanghai) Co. Ltd.

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hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with Customary trade terms.

5.7

Capital Expenditures. Jurun will not make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be “capitalized in accordance with generally accepted accounting principles in the PRC and including capitalized lease obligations) during any period set forth below (taken as one accounting period) which exceeds US$ 100,000 in any fiscal year of Company.

5.8

Modifications to Debt Arrangements, Agreements or Articles of Association. Jurun will not (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any Existing Indebtedness or (ii) amend or modify, or permit the amendment or modification of, any provision of any Existing Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing or (iii) amend, modify or change its Articles of Association or Business License, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock.

6.

Term and Termination

6.1

This Agreement shall take effect on the date of execution of this Agreement and shall remain in full force and effect for five (5) years unless terminated pursuant to Clause 6.2., and shall at the election of Flying Cloud be extendable at any time by means of a written notice to Jurun for a further five (5) years, or such lesser period as determined by Flying Cloud.

6.2

This Agreement may be terminated by:

(a)

Flying Cloud giving written notice to Jurun if Jurun has committed a material breach of this Agreement (including but not limited to the failure by Jurun to pay the Services Fee) and such breach, if capable of remedy, has not been so remedied within, in the case of breach of a non-financial obligation, 14 days, following receipt of such written notice;

(b)

either Party giving written notice to the other Party if the other company becomes bankrupt or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts as they come due;

(c)

either Party giving written notice to the other Party if, for any reason, the operations of Flying Cloud are terminated;

(d)

the election of Flying Cloud with or without reason.

6.3

Any Party electing properly to terminate this Agreement pursuant to Clause 6.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such right. The expiration or termination of this Agreement shall not affect the continuing liability of Jurun to pay any Upfront Fee or Services Fees already accrued or due and payable to Flying Cloud. Upon expiration or termination of this Agreement, all amounts then due and unpaid to Flying Cloud by Jurun hereunder, as well as all other amounts accrued but not yet payable to Flying Cloud by Company, shall forthwith become due and payable by Jurun to Flying Cloud; and Jurun shall without let or hindrance transfer or assign the copyright for Serica for the PRC as directed by Flying Cloud.

7.

Flying Cloud’s Remedy upon Company’s Breach

In addition to the remedies provided elsewhere under this Agreement, Flying Cloud shall be entitled to remedies permitted under PRC laws, including without limitation compensation for

Flying Cloud Information Technology Co. Ltd.  and

Jurun Information Technology (Shanghai) Co. Ltd.

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any direct and indirect losses arising from the breach and legal fees incurred to recover losses from such breach.

8.

Agency

The Parties are independent contractors, and nothing in this Agreement shall be construed to constitute either Party to be the agent, Partner, legal representative, attorney or employee of the other for any purpose whatsoever. Neither Party shall have the power or authority to bind the other except as specifically set out in this Agreement.

9.

Dispute Resolution

9.1

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the PRC.

9.2

Cooperation; Disclosure. Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Parties.

9.3

Continuing Obligations. During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

10.

Assignment

No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party. Any such assignment or transfer shall be void. Flying Cloud, however, may assign its rights and obligations hereunder to an Affiliate.

11.

Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Flying Cloud:	Flying Cloud Information Technology Co. Ltd.
Address:	4008 The Summit, 374 Beijing Road, Yuexiu, Guangzhou, Guangdong, China

Company:	Jurun Information Technology (Shanghai) Co. Ltd.
Address:	Room 305, Zone A 1/F, Block 1, 2668 Zhu Lu West Road Qingpu, Shanghai

12.

Miscellaneous

12.1

The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

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Jurun Information Technology (Shanghai) Co. Ltd.

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12.2

Should any Clause or any part of any Clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other Clauses or parts of Clauses contained in this Agreement shall remain in full force and effect.

12.3

This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

12.4

No amendment or variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

12.5

This Agreement is in English and may be executed in multiple counterparts all of which, when taken together, shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

Flying Cloud Information Technology Co. Ltd.  and

Jurun Information Technology (Shanghai) Co. Ltd.

March 2012

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IN WITNESS WHEREOF both parties hereto have caused this Agreement to be duly executed by their legal representatives and duly authorized representatives on their behalf as of the date first set forth above.

For and on behalf of

Flying Cloud Information Technology Co. Ltd.

By:	/s/ Richard Clarke
Name:	Richard Clarke
Company Seal:

For and on behalf of

Jurun Information Technology (Shanghai) Co. Ltd.

聚润信息技术(上海)有限公司

By:	/s/ Cherry Lim
Name:	Cherry Ping-Wai Lim
Company Seal:

Flying Cloud Information Technology Co. Ltd.  and

Jurun Information Technology (Shanghai) Co. Ltd.

March 2012

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